UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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IKON Office Solutions, Inc.

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Notice of Annual Meeting of Shareholders

February 24, 2004

Dear Shareholder:

You are invited to attend the 2004 annual meeting of shareholders of IKON. The meeting will be held at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 on Tuesday, February 24, 2004, at 9:00 a.m. The purpose of the meeting is:

1.	To elect twelve members of the Board of Directors for the ensuing year; and

2.	To conduct other business if properly raised at the meeting.

Only shareholders of record at the close of business on December 31, 2003 are entitled to vote on these matters. All shareholders who are entitled to vote are urged to do so at the meeting or by proxy.

In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. Even if you expect to attend the meeting in person, it is recommended that you vote by proxy by signing and returning the accompanying proxy card in the enclosed postage prepaid envelope. If you later decide that you would like to vote in person at the meeting, or for any other reason you desire to revoke your proxy, you can revoke your proxy at any time before the voting occurs at the meeting.

Chairman and Chief Executive Officer

Malvern, Pennsylvania

January 15, 2004

IKON Office Solutions, Inc.

P.O. Box 834

Valley Forge, Pennsylvania 19482-0834

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by IKON Office Solutions, Inc. (“IKON” or the “Company” or “we” or “us”), on behalf of our Board of Directors, to be used at the annual meeting of shareholders on February 24, 2004. The proxy statement and the accompanying proxy card are being mailed to shareholders beginning January 16, 2004.

INFORMATION ON VOTING

Who Can Vote

Only holders of record of common stock at the close of business on December 31, 2003 will be entitled to vote at the meeting. On that date, there were 146,793,266 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

How You Can Vote

You may vote in person at the meeting or by proxy. Instructions for voting by mail are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote by delivering another proxy to the Company in accordance with the instructions on the proxy card before voting occurs at the meeting or by voting in person at the meeting. In addition, you may revoke your proxy by notifying the Corporate Secretary in writing any time before voting occurs at the meeting or by notifying the Company in person at the meeting.

Manner for Voting Proxies

The shares represented by valid proxies will be voted in the manner specified on the proxy card. Where specific choices are not indicated on the proxy card, the shares represented by valid proxies will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board of Directors knows of no matter, other than the election of director nominees listed in this proxy statement, which may be presented at the meeting.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

Voting Shares in the IKON Retirement Savings Plan

The Retirement Savings Plan trustee will vote plan shares as participants direct. If participants do not sign and return a proxy card, the trustee will vote their plan shares in the same ratio indicated by the voting instructions that the trustee does receive from other participants. If participants sign and return a proxy card but fail to indicate how they wish to vote, the trustee will vote their plan shares “For” the director nominees listed in this proxy statement.

Participants in the Retirement Savings Plan must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern standard time, February 22, 2004 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.

Vote Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the outstanding shares of common stock must be represented at the meeting, either by proxy or in person. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes. Votes that are withheld from a director nominee are also counted in determining the quorum at the meeting, but do not count as votes in determining the election of directors. An executed proxy that fails to specify a choice on any matter will be voted in accordance with the recommendation of the Board of Directors. Votes are tabulated by National City Bank, our transfer agent.

If a quorum is present at the meeting, the twelve nominees for director receiving the highest number of “For” votes will be elected as directors. Votes may be cast “For” or withheld from a director nominee.

Member firms of the New York Stock Exchange have authority to vote on the proposal as a routine item and, therefore, need not decline to vote in the absence of voting direction from an investor. Abstentions from voting on these matters will be treated as votes against these proposals.

ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board of Directors consisting of twelve directors is proposed to be elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The twelve nominees, together with brief biographies, are listed below. All of the nominees are currently directors of IKON or will be directors of IKON at the time of the meeting. The Board of Directors is not aware that any nominee named in this proxy statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote for the election of any other person that the Board of Directors may recommend at or prior to the annual meeting on February 24, 2004. The Board of Directors unanimously recommends a vote “For” the election of the twelve nominees listed below.

Name	Principal occupation or employment for past five years	Age	Director Since
Judith M. Bell	Managing Partner, Bell Retail Group (1994-Present); Consulting Director, USGA Foundation (1999-Present); Managing Partner, Bell’s Market West, Inc. (1978-2000); Proprietor, The Men’s Shop at the Broadmoor (1973-1999); Co-Proprietor, A Short Story Inc. (1962-1999) (Ms. Bell is also a trustee of the El Pomar Foundation).	67	1998

Philip E. Cushing	Chairman, DCI Biologicals, Inc. (2002-Present); Chairman, Paragon Print and Packaging Limited (2002-Present); Chairman, Fossel International Limited (2003-Present); Chairman, Pelican Restaurants Limited (2001-2002); Group Chief Executive, The Vitec Group plc (2000-2001); Group Chief Executive, Inchcape plc (1996-1999).	53	1997

Matthew J. Espe	Chairman of IKON (2003-Present), President, Chief Executive Officer and director of IKON (2002-Present); President and Chief Executive Officer of GE Lighting (2000-2002); President of GE Plastics—Europe (1999-2000); President of GE Plastics—Asia (1998-1999) (Mr. Espe also serves on the Advisory Board of the University of Idaho).	45	2002

Thomas R. Gibson	Lead Independent Director of IKON (2003-Present); Chairman and Co-founder (1994-Present), interim Chief Executive Officer (September 2001-December 2001) and Chief Executive Officer (1994-2000), Asbury Automotive Group.	61	1999

Richard A. Jalkut	President and Chief Executive Officer, U.S. TelePacific Corp. (2002-Present); Lead Independent Director (2000-2003), Non-Executive Chairman (1998-2000), IKON; President and Chief Executive Officer, PathNet, a telecommunications company reorganized under Chapter 11 of the federal bankruptcy code (1997-2001) (Mr. Jalkut is also a director of Covad Corporation and HSBC-USA).	59	1996

Arthur E. Johnson	Senior Vice President, Corporate Strategic Development, Lockheed Martin Corporation (1999-Present); President and Chief Operating Officer, Lockheed Martin Information and Services Sector (1997-1999) (Mr. Johnson is also a director of AGL Resources).	56	1999

Name	Principal occupation or employment for past five years	Age	Director Since
Kurt M. Landgraf	President and Chief Executive Officer, Educational Testing Service (2000-Present); Executive Vice President and Chief Operating Officer, E.I. du Pont de Nemours and Company (1998-2000); Chairman of DuPont Europe and The DuPont Pharmaceutical Company (1997-2000); Chief Financial Officer and Executive Vice President, E.I. du Pont de Nemours and Company. (1997-1998) (Mr. Landgraf is also a director of aaiPharma, Inc. and NDC Health Corporation).	57	2000

Gerald Luterman	Executive Vice President and Chief Financial Officer, KeySpan Corporation (1999-Present); Chief Financial Officer, barnesandnoble.com (February 1999-August 1999); Senior Vice President and Chief Financial Officer, Arrow Electronics, Inc. (1996-1999) (Mr. Luterman is also a director of Technology Solutions Company, The Houston Exploration Company and KeySpan Facilities Income Fund).	60	2004

William E. McCracken	President, Executive Consulting Group, LLC (2003-Present); General Manager, IBM Printing Systems Division (1998-2001); General Manager of Worldwide Marketing, IBM PC Company (1994-1998).	60	2003

William L. Meddaugh	President and Chief Executive Officer (1996-2003), Vice President and General Manager (1993-1996), GE Supply Company; General Manager—Industrial and Power Development Sales, GE Power Systems (1988-1993).	60	2004

Anthony P. Terracciano	Vice Chairman, American Water Works (1998-2003); Chairman of the Board, Dime Bancorp. Inc. (1999-2002) (Mr. Terracciano is also a director of Avaya Inc., Monmouth Medical Center and Monmouth University).	64	2003

Marilyn Ware	Sole member, Bunker LLC (the General Partner of Ware Associates, L.P.) (2001-Present); Manager, Amworks, LLC (1996-Present); Chief Executive Officer, Ware Family Office (1991-Present); Chairman of the Board (1988-2003), Chairman of Executive Committee (1989-2003), American Water Works Company, Inc.; General Partner, Ware Associates, L.P. (1998-2001) (Ms. Ware is also a director of CIGNA Corporation).	60	2000

Committees of the Board of Directors; Meetings

There are five standing committees of the Board of Directors: the Audit Committee, the Corporate Governance Committee, the Human Resources Committee, the Investment and Strategy Committee and the Executive Committee, each described below. Between meetings of the Board of Directors, certain of its powers may be exercised by these standing committees, and these committees, as well as the Board of Directors, sometimes act by unanimous written consent.

The Audit Committee is chaired by Mr. Landgraf. Its other members are Messrs. Cushing, Jalkut, and Terracciano. The Audit Committee functions are to (i) review the report of our independent auditors relating to their audit of the financial statements of IKON, and (ii) review and discuss internal financial controls and accounting procedures with both the independent auditors and our internal auditors. The Audit Committee met 5 times during the fiscal year ended September 30, 2003. Additional information about the Audit Committee is contained in the Audit Committee Report on page 21 of this proxy statement.

The Corporate Governance Committee is chaired by Mr. Gibson. Its other members are Messrs. Jalkut, Johnson, and Landgraf, and Ms. Ware. Each member of the Corporate Governance Committee is “independent,” as such term is defined in the listing standards of the New York Stock Exchange. The Corporate Governance Committee functions are to (i) review and evaluate director candidates for IKON’s Board of Directors, and make recommendations to the Board of Directors concerning nominees for election as members of the Board of Directors of IKON, (ii) evaluate and recommend appropriate committees of the Board and the committee structure of the Board and to recommend to the Board of Directors those directors to be selected for membership on the various committees of the Board of Directors, (iii) determine the compensation of non-employee directors, and (iv) set and implement policies regarding corporate governance matters. A copy of the Corporate Governance Committee Charter is available on the Company’s website, www.IKON.com. by clicking on “About IKON,” and then clicking on “Board of Directors.” Please note that none of the information on our website is incorporated by reference in this proxy statement.

The Corporate Governance Committee engages third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Corporate Governance Committee considers recommendations for director candidates from the Company’s shareholders and directors. The Corporate Governance Committee evaluates each director candidate in light of, among other things, the candidate’s qualifications. Qualifications required of the Company’s directors are contained in our Corporate Governance Principles, which can be found on our website by clicking on “About IKON,” and then clicking on “Corporate Governance.” Messrs. Luterman, McCracken, Meddaugh and Terracciano, each of whom is standing for election by our shareholders for the first time in connection with this proxy statement, were each identified by a third party search firm.

Shareholder suggestions for nominees for director should be submitted to our Secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving as a director, if elected, no later than the date by which shareholder proposals for action must be submitted. We describe the procedures for submitting shareholder proposals and communicating with directors in the section of this proxy statement entitled “Shareholder Communications and Proposals” on page 22.

The Corporate Governance Committee met 4 times during the fiscal year ended September 30, 2003.

The Human Resources Committee is chaired by Mr. Johnson. Its other members are Messrs. Gibson and McCracken, Ms. Bell, and Ms. Ware. The Human Resources Committee functions are to (i) assist the Board of Directors in fulfilling its responsibilities to shareholders relating to succession planning for the Chief Executive Officer and the other executive officers of IKON, (ii) evaluate the performance of our Chief Executive Officer, and (iii) set policies regarding executive compensation and determine the salaries and other compensation of each of our executive officers (see the section of this proxy statement entitled “Human Resources Committee Report on Executive Compensation” beginning on page 8). The Human Resources Committee has all of the powers and exercises all of the duties of the Board of Directors as described in our stock option, stock purchase, Long Term Incentive Compensation, deferred compensation and other similar plans. The Human Resources Committee met 5 times during the fiscal year ended September 30, 2003.

The Investment and Strategy Committee is chaired by Mr. Cushing. Its other members are Messrs. Gibson, Johnson, McCracken, and Terracciano, and Ms. Bell. The Investment and Strategy Committee functions are to (i) review and approve acquisitions and divestitures of businesses and to recommend to the Board of Directors the issuance of stock or debt with respect to those transactions, (ii) approve capital expenditures, and (iii) review investment-related activity and business strategy and direction of IKON. The Investment and Strategy Committee met 3 times during the fiscal year ended September 30, 2003.

The Executive Committee is chaired by Mr. Espe. Its other members are Messrs. Gibson and Jalkut. The Executive Committee has been granted and exercises the powers of the Board of Directors between regular meetings of the Board of Directors. The Executive Committee met once during the fiscal year ended September 30, 2003.

Currently, Mr. Espe is the Chairman of the Board of Directors, and Mr. Gibson is the Lead Independent Director.

During the fiscal year ended September 30, 2003, the Board of Directors met 8 times. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he or she served. The Company does not maintain a policy requiring directors to attend the annual shareholders’ meeting; however, all current directors who were nominated for directorship in 2003 were in attendance at the 2003 annual meeting of shareholders.

Security Ownership

The table below shows how much of our common stock was beneficially owned as of December 1, 2003 (unless a different date is indicated) by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table on page 12 of this proxy statement, (iii) each person known by IKON to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Ownership
Judith M. Bell	137,210	(1)	*
Philip E. Cushing	97,652	(2)	*
Matthew J. Espe	97,310	(3)	*
Thomas R. Gibson	141,724	(4)	*
Richard A. Jalkut	202,652	(5)	*
Arthur E. Johnson	126,660	(6)	*
Kurt M. Landgraf	129,649	(7)	*
Dennis P. LeStrange	281,012	(8)	*
Don H. Liu	278,702	(9)	*
Gerald Luterman	—	(10)	*
William E. McCracken	5,742	(11)	*
William L. Meddaugh	800	(12)	*
Beth B. Sexton	168,541	(13)	*
Anthony P. Terracciano	15,230	(14)	*
William S. Urkiel	424,779	(15)	*
Marilyn Ware	55,777	(16)	*
All current directors and executive officers as a group	2,476,655		1.6905%
State Street Bank and Trust Company, Trustee 225 Franklin Street Boston, MA 02110	28,143,249	(17)	19.4%
CitiGroup, Inc. Capital Research and Management Company 399 Park Avenue New York, NY 10043	16,070,251	(18)	11.0%
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	14,600,000	(19)	10.0%
Barrow Hanley Mewhinney & Strauss, Inc. 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429	9,349,090	(20)	6.4%

*	Less than 1% of IKON’s total outstanding common stock.
(1)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 112,724 shares of common stock. Also includes 350 shares of restricted stock that are expected to vest on or before January 30, 2004 and 17,654 deferred stock units accrued under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”).

(2)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 79,222 shares of common stock. Also includes 350 shares of restricted stock that are expected to vest on or before January 30, 2004 and 7,438 deferred stock units accrued under the 2000 Directors’ Plan.
(3)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 97,000 shares of common stock.
(4)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 103,561 shares of common stock. Also includes 19,055 deferred stock units accrued under the 2000 Directors’ Plan.
(5)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 171,340 shares of common stock. Also includes 350 shares of restricted stock that are expected to vest on or before January 30, 2004 and 16,088 deferred stock units accrued under the 2000 Directors’ Plan.
(6)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 103,868 shares of common stock. Also includes 20,005 deferred stock units accrued under the 2000 Directors’ Plan.
(7)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 106,659 shares of common stock. Also includes 19,396 deferred stock units accrued under the 2000 Directors’ Plan.
(8)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 244,670 shares of common stock.
(9)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 240,000 shares of common stock.
(10)	Elected to the Board of Directors effective 2004.
(11)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 3,431 shares of common stock. Also includes 2,311 deferred stock units accrued under the 2000 Directors’ Plan.
(12)	Elected to the Board of Directors effective 2004.
(13)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 139,448 shares of common stock. Also includes 3,334 restricted stock that are expected to vest on or before January 30, 2004.
(14)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 7,631 shares of common stock. Also includes 7,599 deferred stock units accrued under the 2000 Directors’ Plan.
(15)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 358,600 shares of common stock.
(16)	Includes options (exercisable as of December 1, 2003 or within 60 days thereof) to purchase 43,108 shares of common stock. Also includes 10,853 deferred stock units accrued under the 2000 Directors’ Plan.
(17)	State Street Bank and Trust Company (“State Street”), trustee under the IKON Retirement Savings Plan, reported its beneficial ownership on a Schedule 13G filed with the SEC on September 4, 2003. The filing indicates that as of the date of the filing, State Street had sole voting power for 2,270,142 shares, shared voting power for 25,700,745 shares, sole dispositive power for 2,442,304 shares and shared dispositive power for 25,700,945 shares.
(18)	CitiGroup, Inc. (“CitiGroup”), along with its affiliated companies, reported its beneficial ownership on a Schedule 13G filed with the SEC on October 8, 2003. The filing indicates that as of September 30, 2003, CitiGroup had sole voting power for 0 shares, shared voting power for 16,070,251 shares, sole dispositive power for 0 shares and shared dispositive power for 16,070,251 shares.
(19)	Capital Research and Management Company (“Capital Research”) reported its beneficial ownership on a Schedule 13F filed with the SEC on November 14, 2003. The filing indicates that as of September 30, 2003, Capital Research had sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 14,600,000 shares and shared dispositive power for 0 shares.
(20)	Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow Hanley”) reported its beneficial ownership on a Schedule 13F filed with the SEC on November 12, 2003. The filing indicates that as of September 30, 2003, Barrow Hanley had sole voting power for 4,057,290 shares, shared voting power for 5,291,800 shares, sole dispositive power for 9,349,090 shares and shared dispositive power for 0 shares.

PERFORMANCE OF IKON COMMON STOCK

The following graph compares the cumulative total shareholder return of IKON common stock with the cumulative total return of: (i) the Russell 2000 Index and (ii) an industry peer group (identified in the graph below as “Peer Group”) consisting of the following companies: Danka Business Systems PLC, Global Imaging Systems, Inc., Hewlett-Packard Company, Imagistics International, Inc., Lexmark International, Inc., Pitney Bowes Inc., and Xerox Corporation. Cumulative total shareholder return is measured by assuming an investment of $100 made on October 1, 1998 (with dividends reinvested). Imagistics International, Inc. has been added to IKON’s industry peer group because it is a competitor of IKON formed as a result of the spin-off of Pitney Bowes Office Systems from Pitney Bowes Inc. on December 3, 2001.

EXECUTIVE COMPENSATION

Human Resources Committee Report on Executive Compensation

IKON’s executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of IKON. The Human Resources Committee is composed of the directors listed at the end of this report, none of whom is an employee of IKON and each of whom qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Code.

A key objective of the Human Resources Committee is to consider, establish and administer programs that attract and retain key executives, and to align their compensation with IKON’s performance, business strategies and growth in shareholder value. To this end, the Human Resources Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy that includes the following elements:

—A “pay-for-performance” orientation under which compensation reflects corporate and individual performance;

—An emphasis on stock incentives to closely align the interests of executives with the long-term interests of shareholders;

—An emphasis on total compensation under which base salaries are generally set at or near competitive levels, determined by assessing compensation against companies in IKON’s industry and against similarly sized organizations, but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate and/or individual performance is superior;

—An appropriate balance of short-term and long-term compensation that facilitates retention of talented executives, rewards long-term strategic planning, and encourages IKON stock ownership; and

—Recognition that selective use of executive employment, noncompete and change-in-control agreements will enable IKON to attract and retain talented key executives, and will enable management to place its exclusive focus on strategic planning and operational issues affecting the business.

As a matter of policy, the Human Resources Committee has structured IKON’s executive compensation plans so that cash and option awards under those plans generally will be excluded from compensation to which the $1,000,000 deduction limit of Section 162(m) of the Code applies, subject to consideration of other corporate objectives.

The primary components of IKON’s executive compensation program are (a) base salaries; (b) annual cash incentive bonus opportunities; (c) long-term incentive opportunities; and (d) executive employment, noncompete and change-in-control agreements.

Base Salaries

Base salaries for executive officers are established at the beginning of the term of each executive’s employment contract based on a comparison to competitive market levels for the executive’s job function. During the term of the contract, the executive’s base salary is subject to adjustment on the basis of individual and corporate performance, as well as competitive, inflationary and internal equity considerations. Prior to expiration of the contract term, the Human Resources Committee evaluates the executive’s contribution to IKON, makes a determination as to whether to continue the executive in his or her current position, and reviews the executive’s current base salary (in light of current market levels and the executive’s performance) to determine whether such base salary should be adjusted.

In determining the compensation of IKON’s executives, the Human Resources Committee has considered the relevant market not to be limited to the companies included in the industry peer group reflected in the stock performance graph on page 8 of this proxy statement. Because of IKON’s distribution focus, the companies considered to be comparable to IKON for compensation purposes have historically included a broad cross-section of companies that are representative of distribution companies generally.

In setting the annualized base salary for fiscal 2003 of $725,000 for Mr. Espe, Chairman and Chief Executive Officer, the Human Resources Committee evaluated the factors described above, which are generally used for setting compensation.

Annual Incentive Bonus

Annual incentive bonus payments to executive officers are awarded pursuant to the IKON Office Solutions, Inc. Annual Bonus Plan, and are based on individual and corporate performance compared to the targets established for the year. The annual incentive bonus opportunity for executive officers is established in an amount equal to a percentage of base salary. For fiscal 2003, the Human Resources Committee determined that corporate annual incentive bonus targets for executive officers, including the individuals named in the Summary Compensation Table on page 12 of this proxy statement, will be based on achievement of revenue, operating income and cash flow targets for IKON. If either corporate or individual performance exceeds any of the established performance targets during a fiscal year, executive officers’ bonuses may exceed the annual incentive bonus targets.

For fiscal 2003, Mr. Espe received an annual incentive bonus of $543,750, as guaranteed by the terms of his employment contract. For the other executive officers named in the Summary Compensation Table on page 12 of this proxy statement, bonus awards for fiscal 2003 were based on IKON’s achievement of 98.3% of IKON’s established revenue target, 85% of IKON’s established operating income target and 126.9% of IKON’s established cash target, as well as business unit and individual objective performance criteria.

Long Term Incentive Compensation

LTIP Awards

Awards are granted pursuant to the IKON Office Solutions, Inc. Long Term Incentive Compensation Plan (referred to herein as the “LTIP”) and vest only if certain performance and other criteria are met. The executive’s entitlement to a payout for an award under the LTIP is based on the achievement of objective financial and operating performance goals over successive three-year periods (with a new three-year period beginning every fiscal year), and payouts for awards, if vested, are distributed at the end of each of those three-year periods. The awards for the 2002-2005 performance period for Mr. Espe as well as the other executive officers named in the Summary Compensation Table are disclosed in the Long Term Incentive Awards in Last Fiscal Year table on page 14 of this proxy statement.

Restricted Stock Awards

Restricted stock awards are granted pursuant to the LTIP, and vest if the executive remains in the continuous employment of IKON through the applicable vesting date. Such awards are made to reward performance that contributes to IKON’s success, and to attract, motivate and retain qualified senior executives. The shares of IKON common stock underlying the restricted stock award generally are issued and distributed in equal annual installments over a three-year period beginning on the third anniversary of the grant date, as long as the executive remains a full-time active employee of IKON on the applicable distribution date. During fiscal 2003, none of the individuals named in the Summary Compensation Table on page 12 of this proxy statement received restricted stock awards.

Stock Options

Stock options are granted as a reward for past performance and as motivation for future performance that maximizes shareholder value. Stock options are generally granted for 10-year terms and vest over specified employment periods. Stock options generally have an exercise price equal to the fair market value of IKON common stock on the date of grant.

On December 9, 2002, Mr. Espe, as well as all of the other executive officers named in the Summary Compensation Table, received an option grant as an incentive for future performance. The amounts of those option grants are set forth in the Option Grants in Last Fiscal Year table on page 13 of this proxy statement.

Employment Contracts

The Human Resources Committee believes that the selective use of employment, noncompete and change-in-control contracts provides leadership continuity, which benefits IKON’s shareholders and employees and safeguards IKON against the risks associated with former key executives entering into certain competitive business or employment relationships. In addition, these contracts allow senior management to focus exclusively on strategic planning and financial and operational issues affecting the business, and create an incentive for executives to perform in a manner that will contribute to shareholder value and future growth. Accordingly, noncompete agreements are in place with Messrs. Espe, LeStrange, Liu, Urkiel, Ms. Sexton and certain other senior executives. In addition, change-in-control arrangements are in place with certain other senior executives, including all of the current executives named in the Summary Compensation Table on page 12 of this proxy statement. For further information on executive employment, noncompete and change-in-control contracts see the section entitled “Change-in-Control Arrangements, Executive Employment Contracts and Severance Arrangements” beginning on page 15 of this proxy statement.

Summary of Compensation Philosophy

The Human Resources Committee is firmly committed to the ongoing review and evaluation of IKON’s executive compensation practices. The Human Resources Committee believes that its ongoing review will ensure that IKON’s pay practices are in keeping with the practices of comparable companies and will ensure that such practices create significant performance incentives for executives while maximizing shareholder value.

The Human Resources Committee of the Board of Directors:

Judith M. Bell

Thomas R. Gibson

Arthur E. Johnson (Chairman)

William E. McCracken

Marilyn Ware

Summary of Executive Compensation

The following table shows compensation paid during the last three fiscal years to Matthew J. Espe, our Chairman and Chief Executive Officer, and each of our next four most highly compensated executive officers as of September 30, 2003.

SUMMARY COMPENSATION TABLE

Name And Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation

		Salary($)	Bonus($)	Awards		Payouts

				Securities Underlying Options(#)	Restricted Stock Awards($)(1)	LTIP Payouts ($)	All Other Compensation ($)(2)

Matthew J. Espe(3) Chairman and Chief Executive Officer	2003 2002	725,000 66,923	1,393,750 407,813	291,000 300,000	— 2,624,500	— —	2,510 —

Dennis P. LeStrange(4) Former Senior Vice President, IKON North America	2003 2002 2001	407,000 392,188 385,000	212,280 358,730 110,200	63,000 75,000 186,000	— — —	— — —	6,000 7,370 6,834

Don H. Liu Senior Vice President, General Counsel and Secretary	2003 2002 2001	345,000 330,000 330,000	164,151 272,140 83,600	45,000 60,000 125,000	— — —	— — —	6,000 7,370 6,834

Beth B. Sexton Senior Vice President, Human Resources	2003 2002 2001	285,000 245,000 245,000	104,310 148,440 46,800	41,000 40,000 95,000	— — —	— — —	6,000 7,370 6,834

William S. Urkiel Senior Vice President and Chief Financial Officer	2003 2002 2001	450,000 420,000 420,000	247,050 389,655 119,700	67,800 75,000 186,000	— — —	— — —	6,000 7,370 7,792

(1)	As of September 30, 2003, the total number and value, respectively, of restricted shares held by these executives were: Mr. Espe: 290,000 ($2,119,900); Mr. LeStrange: 30,001 ($219,307); Mr. Liu: 25,001 ($182,757); Ms. Sexton 18,335 ($134,028) and Mr. Urkiel: 53,334 ($389,871). There are no voting, dividend or other rights associated with restricted shares of IKON common stock.
(2)	Amounts for fiscal 2001, 2002, and 2003 represent the value of shares of IKON common stock purchased with matching company contributions under IKON’s 401(k) Plan, calculated as of the date of purchase. The Summary Compensation Table does not include any amounts of perquisites or other personal benefits not required to be reported by the rules and regulations of the Securities and Exchange Commission.
(3)	Mr. Espe assumed the position of Chief Executive Officer on August 28, 2002. The amount listed for Mr. Espe’s bonus in 2003 includes $850,000 paid to Mr. Espe on January 15, 2003 as a signing bonus pursuant to the terms of his employment contract as further described on page 16 herein and $543,750 as a guaranteed annual incentive bonus pursuant to the terms of his employment contract as further described on page 9 herein.
(4)	Mr. LeStrange’s employment with the company ended as of October 1, 2003.

Option Grants

The following table shows stock options granted during the fiscal year ended September 30, 2003 to the executive officers named in the Summary Compensation Table.

Options Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($/Sh)(3)
Matthew J. Espe	291,000	14.60	7.75	12/09/2012	3.21
Dennis P. LeStrange	63,000	3.16	7.75	12/09/2012	3.21
Don H. Liu	45,000	2.26	7.75	12/09/2012	3.21
Beth B. Sexton	41,000	2.06	7.75	12/09/2012	3.21
William S. Urkiel	67,800	3.40	7.75	12/09/2012	3.21
(1)	The nonqualified stock options to executives were granted on December 9, 2002. The options become exercisable in equal one-third increments beginning on the first anniversary of the date of grant.
(2)	The exercise price equals the fair market value of IKON common stock on the date of grant.
(3)	These values were calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) exercise of an option in the third year after its grant; (b) 3.08% expected risk-free rate of return; (c) 53.0% expected volatility; and (d) 2.06% expected dividend yield.

Option Exercises

The following table shows fiscal year-end values of options held by each of the executive officers named in the Summary Compensation Table at September 30, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable(1)
Matthew J. Espe	0	0	0/591,000	0/0
Dennis P. LeStrange	124,000	596,690	130,670/183,000	0/298,220
Don H. Liu	0	0	163,334/141,666	400,837/200,413
Beth B. Sexton	0	0	76,782/104,332	160,337/152,313
William S. Urkiel	0	0	249,000/204,800	596,440/298,220
(1)	Value of unexercised options equals the difference between the fair market value of IKON common stock (based on the stock’s closing price on the New York Stock Exchange on September 30, 2003) and the exercise prices of the options.

Long Term Incentive Awards

The following table shows information about grants of incentive awards under IKON’s LTIP made in fiscal 2003 to the executive officers named in the Summary Compensation Table.

Long Term Incentive Awards in Last Fiscal Year

Name	Target Amount of Performance Incentive Award ($)(1)	Performance or Other Period Until Maturation or Payment	Potential Future Payouts ($)(2)
			Threshold	Target	Maximum
Matthew J. Espe	2,901,000	10/01/02—9/30/05	145,050	2,901,000	5,802,000
Dennis P. LeStrange	650,000	10/01/02—9/30/05	32,500	650,000	1,300,000
Don H. Liu	425,000	10/01/02—9/30/05	21,250	425,000	850,000
Beth B. Sexton	425,000	10/01/02—9/30/05	21,250	425,000	850,000
William S. Urkiel	650,000	10/01/02—9/30/05	32,500	650,000	1,300,000
(1)	Represents the potential cash value of the target LTIP award granted, which, if earned and vested, will entitle each executive officer listed to receive a payout in cash or shares of IKON common stock. Payouts under the LTIP will be based on achievement of target growth in IKON’s earnings per share over a period from October 1, 2002 to September 30, 2005.
(2)	Amounts listed for 10/1/02-9/30/05 awards are for achievement between 15% and 52% of earnings per share growth.

Pension Plan and Supplemental Retirement Plans

IKON employees who are United States residents and who meet certain age and service requirements are participants in a pension plan (the “Pension Plan”) which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the five consecutive years within the employee’s last ten years of participation in the Pension Plan which yield the highest average. All Pension Plan costs are paid by IKON, and the Pension Plan and benefits payable under it are funded on an actuarial basis.

IKON also sponsors a non-qualified Supplemental Executive Retirement Plan (“SERP”). Coverage under the SERP is limited to participants in the Pension Plan who are not commissioned sales employees and whose benefits under the Pension Plan are limited because of (a) restrictions imposed by the Code on the amount of benefits which may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the Pension Plan because of an employee’s participation in certain deferred compensation plans sponsored by IKON or one of its participating subsidiaries. The SERP provides for a supplement to the annual pension paid under the Pension Plan to participants who attain early or normal retirement under the Pension Plan or who suffer a total and permanent disability while employed by IKON or one of its participating subsidiaries and to the pre-retirement death benefits payable under the Pension Plan on behalf of such participants who die with a vested interest in the Pension Plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the Pension Plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant’s compensation for purposes of the Pension Plan because of his or her participation in certain deferred compensation plans of IKON or one of its participating subsidiaries. The maximum amount of annual compensation upon which benefits earned under the SERP may be based is $500,000.

The following table shows estimated annual retirement benefits that would be payable to participants under IKON’s Pension Plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any reduction for Social Security benefits.

Estimated Annual Retirement Benefits

	Years of Credited Service
Final Average Compensation	5	10	20	30	35
$200,000	$10,000	$20,000	$40,000	$60,000	$70,000
$250,000	12,500	25,000	50,000	75,000	87,500
$300,000	15,000	30,000	60,000	90,000	105,000
$400,000	20,000	40,000	80,000	120,000	140,000
$500,000 or above	25,000	50,000	100,000	150,000	175,000

Covered compensation under the Pension Plan and SERP of the executive officers named in the Summary Compensation Table includes salary and annual incentive bonus as set forth in the Summary Compensation Table. The years of credited service as of September 30, 2003 for the executive officers named in the Summary Compensation Table were: Matthew J. Espe—0 years; Dennis P. LeStrange—15.8 years; Don H. Liu—4.6 years; Beth B. Sexton—7.6 years; and William S. Urkiel—4.4 years.

Change-in-Control Arrangements, Executive Employment Contracts and Severance Arrangements

Change-in-Control Arrangements—Employee Benefit Plans and Executive Arrangements

IKON’s stock option plans, deferred compensation plans, long-term incentive plan and supplemental executive retirement plan provide for accelerated vesting (and, for certain plans, accelerated payout of benefits) for all participants upon a change-in-control. In addition, accelerated vesting is provided to participants in IKON’s 401(k) plan and Pension Plan upon a change-in-control followed by the participant’s involuntary employment termination within two years following the change-in-control.

IKON has authorized change-in-control agreements with senior executive officers and other key executives. For Messrs. Liu and Urkiel and Ms. Sexton, the agreements provide that, in the event of a change-in-control (or, in some circumstances, a potential change-in-control) followed by the executive’s involuntary termination of employment (or termination of employment by the executive for good reason) within two years after such change-in-control, the executive will receive the following: (i) full vesting in IKON’s restricted stock, stock options, retirement and deferred compensation plans (if participating in such plans), (ii) the executive’s annual incentive bonus opportunity for the year in which termination occurs, prorated to the date of termination, (iii) a severance benefit equal to two times salary and two times annual incentive bonus opportunity, (iv) continued group hospitalization, health, dental, life and disability insurance and participation in other employee benefit plans for two years, (v) an amount equal to the benefit associated with two years of credited service under IKON’s pension plans, (vi) an amount equal to the value of two years of company contributions under the 401(k) plan (if participating), and (vii) reimbursement for excise taxes (if any) payable as a result of benefits received upon a change-in-control. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than the executive’s change-in-control agreement, the earlier date will prevail. The change-in-control agreements further provide that, in the event of a change-in-control (or, in some circumstances, a potential change-in-control), followed by the executive’s involuntary termination of employment (or termination by the executive for good reason) within two years following the change-in-control, any noncompete restrictions otherwise applicable to the executive shall be void.

The employment contract for Mr. Espe contains change-in-control provisions that are identical to the provisions in the executive change-in-control arrangements described above, except that, upon involuntary employment termination (or termination by the executive for good reason) within two years following a change-in-control, Mr. Espe will receive a severance benefit equal to three times salary, three times maximum annual incentive bonus opportunity and a pro rata annual incentive bonus for the year of termination. Mr. Espe will also receive continued group hospitalization, health, dental, life and disability insurance and participation in other employee benefit plans for three years, and will receive an amount equal to three years of company contributions or credited service under IKON’s 401(k) plan and pension plans. Mr. Espe will also be entitled to the continued right to exercise each outstanding stock option for the lesser of two years or the remainder of its stated term. Mr. Espe will also be entitled to receive an accelerated long-term incentive plan payout for all outstanding plan periods. Mr. Espe’s change-in-control agreement further provides that, in the event of a change-in-control (or, in some circumstances, a potential change-in-control), followed by Mr. Espe’s involuntary termination of employment (or termination by Mr. Espe for good reason) within two years following the change-in-control, any noncompete restrictions otherwise applicable to Mr. Espe shall be void.

Executive Employment Contracts and Severance Arrangements

The following describes the executive employment contracts and severance arrangements which are in place for the current executives named in the Summary Compensation Table on page 12.

Matthew J. Espe

Mr. Espe executed a three-year employment contract with IKON effective August 28, 2002, subject to annual renewal provisions after expiration of the initial term unless either Mr. Espe or IKON provides notice of an intention not to renew. Mr. Espe is eligible to earn an annual incentive bonus with a target bonus opportunity of at least 75% of annual base salary and a maximum bonus opportunity of at least 150% of his annual base salary (subject to achievement of applicable performance goals). Mr. Espe is entitled to two years of credited service under the SERP for each year of credited service he earns under the Pension Plan, subject to a maximum benefit under the SERP equal to 35% of average annual compensation. In connection with the signing of the contract, Mr. Espe was awarded: (i) a cash payment of $850,000 (paid on January 15, 2003); (ii) a sign-on grant of options to purchase 300,000 shares of common stock; and (iii) a sign-on grant of 290,000 shares of restricted stock. The options are scheduled to vest as follows: 50% on August 28, 2005 and the balance on August 28, 2007. The restricted shares are scheduled to vest as follows: 125,000 shares on August 28, 2005, 125,000 shares on August 28, 2007, and 40,000 shares on Mr. Espe’s 65th birthday. Mr. Espe is also eligible to receive awards pursuant to IKON’s long-term incentive program with a target opportunity of at least 90% (and a maximum opportunity of at least 180%) of his base salary (upon achievement of certain performance goals), and a corresponding option grant. For the period from October 1, 2000 through September 30, 2003, Mr. Espe was eligible to receive a prorated LTIP award with a target opportunity of $217,500, for which he received no payout; and for the period from October 1, 2001 through September 30, 2004, Mr. Espe is eligible to receive a prorated LTIP award with a target opportunity of $435,000.

If Mr. Espe voluntarily terminates employment during the term of the contract (in circumstances that do not constitute a constructive termination without cause), or is terminated for cause, no severance benefit is provided and Mr. Espe shall forfeit all stock options not exercisable on the termination date and all unvested restricted stock which is outstanding as of the termination date. Absent a change-in-control (or, in certain circumstances, a potential change-in-control), if Mr. Espe’s employment is terminated without cause (or due to constructive discharge without cause) under his employment agreement, Mr. Espe will receive: (i) base salary continuation through the second anniversary of his termination date, (ii) a pro rata annual incentive bonus for the year of termination, (iii) annual incentive bonus opportunity for a two-year period after termination, (iv) the right to exercise any outstanding stock option for a one-year period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date, (v) the vesting of all restricted stock (other than those 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday), (vi) an accelerated long-term incentive plan payout for all outstanding plan periods, (vii) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans), and (viii) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans through the second anniversary of his termination date. If Mr. Espe’s employment is terminated for death or disability, under his employment agreement Mr. Espe (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock (other than the 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday); (v) pro rata long-term incentive plan payments; (vi) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vii) (if for disability) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans for a two-year period following termination. Mr. Espe is also eligible to take advantage of certain provisions that are currently available on a general basis under IKON’s stock option plans, provided such provisions remain in effect as of the date of Mr. Espe’s termination, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to certain additional restrictions). Mr. Espe is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change-in-control or potential change-in-control.

Finally, Mr. Espe’s employment contract contains certain additional provisions regarding payment of benefits upon employment termination following a change-in-control (or, in certain circumstances, a potential change-in-control), which are further described in the section above entitled “Change-in-Control Arrangements—Employee Benefit Plans and Executive Arrangements,” beginning on page 15 of this proxy statement.

Other Senior Executive Officers

Each of IKON’s other senior executive officers named in the Summary Compensation Table on page 12 of this proxy statement has executed a two-year employment contract, subject to annual automatic renewal provisions after expiration of the initial term unless either the senior executive or IKON provides notice of an intention not to renew. Each contract provides for a minimum annual base salary and a minimum target annual incentive bonus opportunity. If any executive officer’s employment is involuntarily terminated by IKON without cause under his employment agreement, he will receive: (i) base salary continuation through the second anniversary of his termination date; (ii) a pro rata annual incentive bonus for the year of termination; (iii) annual incentive bonus opportunity for a two-year period after termination; (iv) continued vesting/exercisability period on outstanding stock options for a one-year period after termination; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans through the second anniversary of the termination date. If any senior executive officer’s employment is terminated due to death or disability, under his employment agreement he (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) (if for disability) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage for a two-year period following termination. Each of the senior executive officers identified above is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this proxy statement, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause or a change-in-control), and each executive officer is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change-in-control (or, in certain circumstances, a potential change-in-control).

Mr. Liu’s employment contract was effective March 15, 2003 and provided for a target annual incentive bonus opportunity of at least $220,000. As reflected in Mr. Liu’s employment contract, he received a grant of 25,000 shares of restricted stock payable over a period of five years in three equal annual installments commencing March 15, 2002, as long as Mr. Liu remains continuously employed with IKON through each distribution date. Mr. Liu also received a one-time special grant of 40,000 stock options (“Special Stock Options”) and a regular grant of 35,000 stock options as of March 15, 1999, each grant exercisable over a period of five years in five equal annual installments commencing on March 15, 2000. Mr. Urkiel’s employment contract was effective May 10, 2003 and provides a target annual incentive bonus opportunity of at least $337,500. As reflected in Mr. Urkiel’s employment contract, he received a grant of 50,000 shares of restricted stock distributable as follows: (ii) 25,000 shares over a period of five years in three equal annual installments commencing May 10, 2002, (ii) 12,500 shares on May 10, 2004, and (iii) 12,500 shares on May 10, 2009, as long as Mr. Urkiel remains continuously employed with IKON through each distribution date. Mr. Urkiel also received a one-time special grant of 50,000 Special Stock Options and a regular grant of 75,000 stock options as of May 10, 1999, each grant exercisable over a period of five years in five equal annual installments commencing on May 10, 2000. In addition, for each of Mr. Liu and Mr. Urkiel, upon involuntary termination of employment by IKON without cause, all shares of their respective restricted stock described above shall immediately vest and the Special Stock Options shall become fully exercisable for a period of two years following the termination date. Ms. Sexton’s employment contract was effective January 1, 2002 and provides for a target incentive bonus opportunity of at least $120,000. As reflected in Ms. Sexton’s employment contract, she received a grant of 20,000 shares of restricted stock payable over a five-year period in three equal annual installments commencing November 22, 2002 as long as Ms. Sexton remains continuously employed with IKON through each distribution date. Mr. LeStrange’s employment with IKON terminated on October 1, 2003. In connection with his termination, Mr. LeStrange received severance benefits pursuant to the terms of his employment contract.

Directors’ Compensation

IKON’s 2003 directors’ compensation year began on February 1, 2003 and will end on January 31, 2004. All non-employee directors receive a base director’s fee of $35,000 per year for service on the Board of Directors, which is paid out on a quarterly basis. A $1,500 attendance fee is paid for attendance at any regularly scheduled or special Board meetings, and a $1,000 attendance fee is paid for attendance at any regularly scheduled or special committee meetings. In addition, each committee chair receives an annual fee of $5,000. All of IKON’s non-employee directors elected to receive their directors’ fees in the form of deferred stock units (as further described below under the section entitled “Deferred Stock Unit Grants in Respect of Directors’ Fees”), except that Mr. Cushing elected to receive all his fees in cash, Ms. Ware elected to receive all attendance fees and 50% of her base director’s fee in cash, Mr. Gibson and Mr. Luterman elected to receive 50% of their base directors’ fee in cash and Mr. McCracken elected to receive 25% of his base director’s fee in cash.

Deferred Stock Unit Grants in Respect of Directors’ Fees

The Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (collectively called the “Directors’ Plan”) enable non-employee directors of IKON to receive all or a portion of their directors’ fees in the form of deferred stock units. The number of deferred stock units that a non-employee director is entitled to receive is determined by dividing the amount of the directors’ fees that the non-employee director has elected to receive as deferred stock units by the fair market value of a share of IKON common stock on the date of grant. The Directors’ Plan provides for grants of deferred stock units to each director who has filed with IKON an election to receive deferred stock units in lieu of all or a portion of his or her Board and/or committee fees. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Deferred Stock Unit Grants

Each non-employee director receives an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $35,000 by the fair market value of a share of IKON common stock as of the date of grant pursuant to the Directors’ Plan. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Option Grant

In addition to the above deferred stock units, pursuant to the Directors’ Plan each non-employee director receives an annual grant of options to purchase that number of shares of IKON common stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, as adjusted from time to time. These options are granted at an exercise price equal to the fair market value of IKON common stock on the date of grant. These options are immediately exercisable and remain exercisable for a period of 10 years from the date of grant.

Other Information

Mr. Luterman, a member of the Company’s Board, has served as the Chief Financial Officer of KeySpan Corporation from August 1999 until the present time (as of the date of this proxy statement). Mr. Luterman, along with other officers of KeySpan, has been named in a formal investigation by the SEC and the U.S. Attorney’s Office, Southern District of New York relating to his trading activities with respect to KeySpan common stock during the period following the acquisition in February 2002 by KeySpan of the Roy Kay companies through the July 17, 2001 announcement of a special accounting charge. As of the date of this proxy statement, this investigation has not been closed.

Equity Compensation Plan Information

The following table sets forth information about IKON’s common stock that may be issued under all of IKON’s existing equity compensation plans as of September 30, 2003, including the 2003 Employee Equity Incentive Plan, 2003 Non-Employee Directors’ Compensation Plan, 2000 Executive Incentive Plan, 2000 Non-Employee Directors’ Compensation Plan, 1995 Stock Option Plan, Long Term Incentive Compensation Plan, 2000 Employee Stock Option Plan, and Stock Award Plan:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants or rights	(b) Weighted- average exercise price of outstanding options, warrants or rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by security holders	8,276,082	$13.17	8,359,562
Equity compensation plans not approved by security holders (1)	6,569,358	$6.47	1,152,248
Total	14,845,440	$10.21	9,511,810

(1)    Non-Shareholder Approved Plans

In October 1999, the Company adopted its 2000 Employee Stock Option Plan (the “2000 Plan”), which provides for the granting of stock options to employees of the Company. The 2000 Plan has not been submitted to the Company’s shareholders for approval. The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 10,000,000 shares, subject to adjustment for changes to IKON’s common stock. The maximum number of shares of common stock for which options may be granted to any one employee during any calendar year under the 2000 Plan is an aggregate of 500,000 shares, subject to adjustment for changes to IKON’s common stock. The term of these stock options will be fixed at the time of the grant. The exercise price of these stock options will be determined by the Board of Directors. As of September 30, 2003, 6,494,970 options were outstanding under the 2000 Plan, of which 2,656,781 options were exercisable.

In October 1992, the Company adopted its Stock Award Plan (the “Stock Plan”), which provides for the granting of stock awards to executive officers, directors and other employees of the Company. The Stock Plan has not been submitted to the Company’s shareholders for approval. The Stock Plan has been discontinued, and since fiscal year 2001, the Company has not made and will not make any grants under the Stock Plan. The aggregate number of shares of common stock which could have been issued under the Stock Plan was 2,575,281 shares, subject to adjustment for changes to IKON’s common stock. As of September 30, 2003, 74,388 shares of restricted stock were outstanding under the Stock Plan.

INDEPENDENT AUDITORS

On October 21, 2003, acting on a recommendation of the Audit Committee of the Board of Directors, the Board of Directors approved the engagement of PricewaterhouseCoopers LLP (referred to here as “PwC”) as IKON’s independent accountant for the fiscal year ending September 30, 2004. Representatives of PwC are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Auditors Fees and Services

The aggregate fees billed by PwC for professional services in fiscal 2003 and 2002 were as follows:

Services Rendered	Fiscal 2003	Fiscal 2002
Audit Fees	$3,184,235	$2,719,600
Audit-Related Fees	$553,428	$36,794
Tax Fees	$357,514	$290,650
All Other Fees	$0	$4,298,100

Audit Fees. The audit fees for fiscal 2003 and 2002 include fees for professional services rendered for the audits of the Company’s consolidated financial statements, and review of the interim consolidated financial statements included in quarterly reports and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. The audit-related fees for fiscal 2003 and 2002 include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees for fiscal 2003 and 2002 include fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and international tax compliance and advice, review of tax returns, and federal, state and international tax planning.

All Other Fees. All other fees consist of fees for products and services other than the services reported above. In fiscal 2002, these services included financial information systems design and implementation.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee Chair. Also, all permissible non-audit services must be separately pre-approved by the Audit Committee Chair if the aggregate fees for such services exceed 5% of the total fees paid to the Company’s independent auditor for the current fiscal year.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of IKON’s accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Board of Directors in April 2000 and most recently amended by the Board of Directors in October 2003. Each of the members of the Audit Committee is independent, as defined by the New York Stock Exchange listing standards. In addition, the Board of Directors has determined that Messrs. Landgraf and Terracciano are audit committee financial experts as defined by the SEC rules. A copy of the amended Audit Committee Charter is attached to this proxy statement as Appendix A.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as IKON’s independent accountants. In accordance with the amended Audit Committee Charter, beginning with the appointment of the Company’s independent public accountants for the fiscal year ending September 30, 2003, the Audit Committee has the sole authority to retain and terminate the Company’s independent accountants. The Audit Committee is responsible for recommending to the Board of Directors that IKON’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for fiscal year 2003. First, the Audit Committee discussed with PwC those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PwC the independence of PwC and received from PwC a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with IKON management and PwC, IKON’s audited consolidated balance sheet at September 30, 2003, and consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended September 30, 2003. Based on the discussions with PwC concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that IKON’s financial statements be included in its 2003 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Philip E. Cushing

Richard A. Jalkut

Kurt M. Landgraf (Chairman)

Anthony P. Terracciano

GENERAL AND OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by IKON. Employees of IKON may solicit proxies personally or by telephone. In addition to solicitation by mail and by employees, we have made arrangements with Georgeson Shareholder Communications, Inc. to solicit proxies at an expected cost of $9,000 (plus out-of-pocket expenses).

Shareholder Communications and Proposals

Shareholders may communicate with the Company’s Board of Directors by sending their communications to IKON Board of Directors, c/o Corporate Secretary, P.O. Box 834, Valley Forge, PA 19482-0834. All shareholder communications received by our Corporate Secretary will be delivered to one or more members of the Board of Directors.

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with our Code of Regulations and regulations adopted by the Securities and Exchange Commission. For shareholder proposals to be considered by the Board of Directors for inclusion in the proxy material for the 2005 annual meeting of shareholders, they must be received by our Secretary on or before September 17, 2004. If a shareholder does not seek inclusion of a proposal in the proxy material and submits the proposal outside the process described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, the proposal must be received by our Secretary on or before December 1, 2004. If the proposal is not received by that date, the Board of Directors will be allowed to use its discretionary voting authority as to the proposal when it is raised at the annual meeting. All proposals should be addressed to IKON Office Solutions, Inc. at P.O. Box 834, Valley Forge, PA 19482-0834, Attention: Corporate Secretary. Nothing in this paragraph shall be deemed to require us to permit presentation of a shareholder proposal or to include in our proxy materials relating to the 2005 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for presentation or inclusion established by our Code of Regulations and/or the regulations of the Securities and Exchange Commission in effect at that time.

DON H. LIU

Secretary

January 15, 2004

Appendix A

IKON OFFICE SOLUTIONS, INC.

AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee of IKON Office Solutions, Inc. (the “Company”) shall report to the Board of Directors of the Company (the “Board”) and shall assist the Board in fulfilling its responsibilities to shareholders relating to the quality and integrity of corporate accounting and reporting, internal controls and the audit process. The Committee shall, on behalf of the Board, (i) assess the independence, qualifications and performance of the Company’s internal and external audit functions, and (ii) review management’s and the auditors’ assessment of the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, including the adequacy of the system of internal controls and the adequacy of financial disclosures to shareholders. Additionally, the Committee may perform other oversight functions as requested by the Board.

The Audit Committee shall report its activities to the full Board regularly and issue annually a summary report to be included in the Company’s proxy statement that discloses that the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and the independent accountants;

•	discussed matters outlined in SAS 61 (Communication with Audit Committees); and

•	discussed with the independent accountants their independence relative to the Company and received their annual disclosure in the form of a written affirmation.

This report shall also disclose whether the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

The names of the Audit Committee members shall be printed in the Company’s proxy statement beneath the annual Audit Committee report. Also, the Audit Committee Charter shall be disclosed in the Company’s proxy statement appendix once every three years.

II.	Membership

The Audit Committee shall be composed of not less than three members, appointed annually by the Board. All of the members of the Audit Committee shall be independent directors, as such term is defined by the Securities and Exchange Commission (the “SEC”) and under the listing standards of the New York Stock Exchange and shall satisfy any other applicable regulatory requirements.

Each member of the Audit Committee shall have general knowledge about financial and auditing matters, with at least one member being a financial expert as defined by the SEC and having accounting or related management expertise as determined by the Board.

III.	Meetings and Orientation/Ongoing Training

The Audit Committee shall meet at least quarterly.

The Audit Committee shall be briefed from time to time by top management, risk managers, compliance managers, information technology leaders, and internal and external auditors on key topics, such as business and financial risks, exposures, complex transactions, operational issues, and legal or regulatory issues. New members shall, as deemed necessary, have access to the Company’s management and specific information to get the requisite background on key business practices, policies, risks and issues.

IV.	Responsibilities and Duties

Relationship with Independent Accountants

•	The Audit Committee shall have the sole authority to retain and terminate independent accountants and to approve any non-audit relationship with the independent accountants. The Audit Committee shall have authority to investigate any activity of the Company, and it is empowered to retain, and determine the compensation of, persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibilities.

•	Annually review the qualifications of the Company’s independent accountants. In connection with such duties, the Audit Committee shall have the sole authority to approve all audit engagement fees and terms. The Audit Committee shall affirm that the independent accountants are in fact independent by obtaining written affirmation from the independent accountants delineating all relationships between the independent accountants and the Company. The Audit Committee shall also review annually the type and extent of non-audit services performed by the independent accountants and consider their relevance to the issue of independence.

•	Provide for direct communication between the Audit Committee and the independent accountants in order to assure their independence. The independent auditors will report directly to the Audit Committee. The Audit Committee will provide immediate access through the Audit Committee Chairman for the independent accountants to report any special matters they believe should be brought to the attention of the Audit Committee. Maintain free and open communication with the independent accountants, including discussions of any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. Hold individual private sessions with the independent auditors at least quarterly.

•	Review with the independent accountants the scope and nature, as well as the rigor, of the audit process. Emphasis should be placed on their examination with regards to the accounting and financial areas where the Audit Committee, management or the accountants believe special attention should be directed.

•	Pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors.

•	Review and discuss financial statements (including quarterly financial statements), the Company’s earnings releases, and financial information and earnings guidance provided to analysts and credit agencies with management, internal auditors and the independent accountants. These discussions should include:

–	quality of earnings;

–	reserves and accruals;

–	all critical accounting policies;

–	suitability of accounting principles;

–	any proposed changes or developments in accounting or financial reporting practices and other significant unusual events;

–	judgmental areas;

–	audit adjustments;

–	management’s controls over the quarterly reporting process; and

–	other inquiries where appropriate.

•	Review with the independent accountants:

–	significant accounting estimates and the reasonableness of the assumptions;

–	results of their audit, including their opinion on the financial statements;

–	their evaluation of the adequacy and quality of the system of internal control and controls over the financial reporting process;

–	all alternative treatments of financial information within GAAP that have been discussed with management;

–	any audit problems or difficulties and management’s response, as well as disputes, if any, with management and all other material written communications between the outside auditors and management; and

–	cooperation received from management in the conduct of the audit.

•	Annually review the management letter comments and management’s responses.

•	Clearly communicate the Audit Committee’s expectations of the independent auditors, at least on an annual basis, including the expected nature, style and timing of communications with the Audit Committee, and any requests for expanded involvement in business, regulatory or other issues. Performance against those expectations shall be measured regularly.

•	Set clear hiring policies for current or former employees of the independent accountants.

Relationship with Internal Audit Department

•	Provide for direct communication between the Board and the Internal Audit Department (“Internal Audit”) in order to assure its independence. The Audit Committee will provide immediate access, through the Audit Committee Chairman, for the internal auditors to report any special matters they believe should be brought to the attention of the Audit Committee. The Audit Committee will maintain free and open communication with Internal Audit and will hold individual private sessions with Internal Audit at least quarterly.

•	Review and affirm the appointment or dismissal of the Vice President, Internal Audit.

•	Review Internal Audit’s objectives and resources, its annual budget and audit plan, including its coordination with the examination performed by the independent accountants, and its audit activity reports.

•	Review officers’ expenses and benefits for compliance with approved policies and procedures.

•	Review the results of Internal Audit activities each quarter and for the year. This review should include evaluation of the quality of internal controls and the adequacy of management’s actions to address any control weaknesses.

•	Clearly communicate the Audit Committee’s expectations of the Internal Auditors, at least on an annual basis, including the expected auditor involvement in reviewing controls, monitoring specific areas of concern, communicating with the Audit Committee, and any requests for expanded involvement in regulatory or other issues. Performance against those expectations shall be measured regularly.

Relationship with Management

•	Before publication, review the annual financial statements and related footnotes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company’s earnings releases, and financial information and earnings guidance provided to analysts and credit agencies.

•	Review any significant changes in accounting principles proposed by management.

•	Inquire whether a second opinion regarding a significant accounting matter had been sought and, if so, discuss the accounting selected.

•	Review the significant accounting and reporting developments affecting the Company.

•	Review the quality of internal controls.

•	Maintain free and open communication with management. Discuss with the Chief Executive Officer and Chief Financial Officer prior to the filing of all periodic report matters related to officer certifications attached to such reports.

Other

•	Review periodically with management the program established to monitor compliance with the Company’s Code of Ethics.

•	Periodically review with management the status of any significant pending litigation, tax matters and other legal and compliance areas involving the Company.

•	Review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company, and employees of any company providing accounting related services to IKON, of concerns regarding questionable accounting or auditing matters.

•	At least annually, perform self-assessment of the Audit Committee’s performance.

•	Review financial and accounting personnel succession planning within the Company.

•	Review and reassess the adequacy of the Audit Committee Charter at least annually.

V.	Continuous Flow of Information to Audit Committee Members

The Audit Committee shall identify and routinely access all relevant information necessary to carry out its responsibilities, including key operating reports of the Company. The Audit Committee shall, at its discretion, make use of outside resources including, advice and assistance from outside legal, accounting or other advisors to help review and assess such information.

Limitations

The Audit Committee is responsible for the duties set forth in this Charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls, and the independent accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not of the same quality as the audit performed by the independent accountants. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

******

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PROXY/VOTING INSTRUCTION FORM BELOW

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PROXY/VOTING INSTRUCTION CARD

IKON OFFICE SOLUTIONS, INC.

This proxy is solicited on behalf of the Board of Directors of IKON Office Solutions, Inc. The undersigned hereby appoints Don H. Liu and William S. Urkiel, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of common stock of IKON Office Solutions, Inc. (“IKON”) which the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders to be held on February 24, 2004, and any adjournments thereof (“2004 Annual Meeting”), as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The presence at the 2004 Annual Meeting, in person or by proxy, of at least a majority of the votes entitled to be cast at the meeting constitutes a quorum.

If you are a current or former employee of IKON, this proxy card also provides voting instructions for shares held for your account in the IKON Office Solutions, Inc. Retirement Savings Plan (the “Plan”). The trustee for the Plan will vote these shares as you direct in this proxy card. If you do not sign and return a proxy card, the trustee will vote your Plan shares in the same ratio as those shares with respect to which the trustee has received instructions from other Plan participants. If you sign and return a proxy card and fail to specify a choice on any matter, the trustee will vote your Plan shares in accordance with the recommendation of the Board of Directors.

Shares owned by you other than those held in the Plan will be voted only if you sign and return a proxy card, or attend the meeting and vote by ballot. If you sign and return a proxy card and fail to specify a choice on any matter, your shares will be voted in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote “FOR” the proposal described below. Member firms of the New York Stock Exchange have authority to vote on the proposal described below as a routine item and need not decline to vote in the absence of voting instructions from an investor.

1. Election of Directors (Mark only one)
☐ Vote FOR all nominees listed below and recommended by the Board of Directors (except as directed to the contrary below)	☐ Vote WITHHELD from all nominees

Judith M. Bell, Philip E. Cushing, Matthew J. Espe, Thomas R. Gibson, Richard A. Jalkut, Arthur E. Johnson, Kurt M. Landgraf, Gerald Luterman, William E. McCracken, William L. Meddaugh; Anthony P. Terracciano, Marilyn Ware

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

(continued, and to be signed, on other side)

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PROXY/VOTING INSTRUCTION FORM BELOW

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(continued from other side)

☐

Mark here if you plan to attend the 2004 Annual Meeting. In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. An admission ticket will be mailed to any shareholder who indicates an

intention to attend.

PLEASE SIGN, DATE, DETACH AND RETURN THIS PROXY, USING THE ENCLOSED POSTAGE PREPAID REPLY ENVELOPE.

Dated                                                                  SIGN HERE

When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.